EXHIBIT 99.1

Geron Announces IND Clinical Hold Affecting Clinical Trials of Imetelstat in Essential
Thrombocythemia and Multiple Myeloma

Conference Call Today, March 12, at 8:30 a.m. EDT

Menlo Park, Calif., March 12, 2014 – Geron Corporation (Nasdaq: GERN) announced today that the company has received verbal notice from the U.S. Food and Drug Administration (FDA) that its Investigational New Drug (IND) application for imetelstat has been placed on full clinical hold, affecting all ongoing company-sponsored clinical trials. A full clinical hold is an order that the FDA issues to a trial sponsor to suspend an ongoing clinical trial or delay a proposed trial.

The clinical hold affects the remaining eight patients in the company’s Phase 2 study in essential thrombocythemia (ET) or polycythemia vera (PV) and the remaining two patients in the company’s Phase 2 study in multiple myeloma. In addition, the company’s planned Phase 2 clinical trial in myelofibrosis will likely be delayed due to the clinical hold. It is possible that other studies using imetelstat, such as ongoing investigator-sponsored trials, may also be placed on clinical hold by the FDA.

Geron has not yet received written notice of its clinical hold from the FDA, but based on the verbal communication yesterday afternoon, the FDA indicated that the clinical hold is due to the occurrence of persistent low-grade liver function test (LFT) abnormalities observed in the Phase 2 study of imetelstat in ET/PV patients and the potential risk of chronic liver injury following long-term exposure to imetelstat. The FDA expressed concern about whether these LFT abnormalities are reversible. Geron plans to work diligently with the FDA to seek the release of the clinical hold.

Conference Call

This afternoon’s previously scheduled conference call to discuss the fourth quarter and annual 2013 financial results is cancelled. These results will be reported in the company’s Annual Report on Form 10-K.

Geron’s management will host a conference call at 8:30 a.m. EDT to discuss the clinical hold. Participants can access the conference call live via telephone by dialing 866-700-6293 (U.S.); 617-213-8835 (international). The passcode is 52642998. A live audio-only webcast is also available at http://www.media-server.com/m/p/4rmnjn2s. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through April 12, 2014.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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